Exhibit 99.2

Liberty Broadband Corporation

Pro Forma Condensed Consolidated Financial Statements

(unaudited)

Introduction

On November 12, 2024, Liberty Broadband Corporation (“Liberty Broadband” or the “Company”) entered into a definitive agreement (the “Merger Agreement”) under which Charter has agreed to acquire the Company (the “Combination”, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). At the special meeting held on February 26, 2025, the requisite holders of Liberty Broadband’s Series A common stock, Series B common stock and Series A cumulative redeemable preferred stock approved the adoption of the Merger Agreement, pursuant to which, among other things, Liberty Broadband will combine with Charter and spin-off the business of GCI (the “GCI business”).

As a condition to closing the Combination, Liberty Broadband agreed to spin-off the GCI business by way of a distribution to the holders of Liberty Broadband common stock prior to the closing of the Combination (the “GCI Spin-Off”). The GCI Spin-Off was completed on July 14, 2025. The GCI Spin-Off is expected to be taxable to Liberty Broadband and its stockholders, with Charter bearing the corporate level tax liability upon completion of the Combination. However, to the extent such corporate level tax liability exceeds $420 million, Liberty Broadband (and Charter upon completion of the Combination) will be entitled under a tax receivables agreement to the portion of the tax benefits realized by GCI corresponding to such excess.

The following unaudited pro forma condensed consolidated financial statements have been prepared giving effect to the GCI Spin-Off as if it occurred as of March 31, 2025 for the pro forma condensed consolidated balance sheet and January 1, 2024 for the pro forma condensed consolidated statements of operations. The unaudited pro forma condensed consolidated financial statements do not purport to represent what the Company’s financial position actually would have been had the GCI Spin-Off occurred on the dates indicated or to project the Company’s operating results for any future period.

Based on a quantitative analysis, the GCI Spin-Off is expected to represent a strategic shift that will have a major effect on the Company’s operations. Accordingly, the Company intends to present the GCI Spin-Off as a discontinued operation.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the publicly available information of Liberty Broadband, including the Form 10-K, as filed on February 27, 2025 with the Securities and Exchange Commission (the “SEC”) and the Form 10-Q, as filed on May 7, 2025 with the SEC.

Liberty Broadband Corporation

Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2025

(unaudited)

	Liberty Broadband historical (1)	Less: GCI business (2)	Liberty Broadband Pro Forma

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$226	148	78
Trade and other receivables, net of allowance for credit losses	174	163	11
Prepaid and other current assets	397	34	363
Total current assets	797	345	452
Investment in Charter, accounted for using the equity method	13,060	—	13,060

Property and equipment, net	1,164	1,164	—
Intangible assets not subject to amortization
Goodwill	755	755	—
Cable certificates	550	550	—
Other	41	41	—
Intangible assets subject to amortization, net	401	401	—
Other assets, net	227	165	62
Total assets	16,995	3,421	13,574
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	105	97	8
Deferred revenue	21	21	—
Current portion of debt	370	4	366
Other current liabilities	77	71	6
Total current liabilities	573	193	380
Long-term debt, net	3,443	1,069	2,374
Obligations under tower obligations and finance leases, excluding current portion	71	71	—
Long-term deferred revenue	130	130	—
Deferred income tax liabilities	2,367	354	2,013
Preferred stock	200	—	200
Other liabilities	144	143	1
Total liabilities	6,928	1,960	4,968
Equity
Series A common stock	—	—	—
Series B common stock	—	—	—
Series C common stock	1	—	1
Additional paid-in capital	3,011	1,446	1,565
Accumulated other comprehensive earnings (loss), net of taxes	60	—	60
Retained earnings (deficit)	6,980	—	6,980
Total stockholders' equity	10,052	1,446	8,606
Non-controlling interests	15	15	—
Total equity	10,067	1,461	8,606
Commitments and contingencies
Total liabilities and equity	$16,995	3,421	13,574

Liberty Broadband Corporation

Pro Forma Condensed Consolidated Statement of Operations

For the three months ended March 31, 2025

(unaudited)

	Liberty Broadband historical (1)	Less: GCI business (2)	Liberty Broadband Pro Forma

	amounts in millions, except per share amounts
Revenue	$266	266	—
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	58	58	—
Selling, general and administrative, including stock-based compensation	112	99	13
Depreciation and amortization	53	53	—
	223	210	13
Operating income (loss)	43	56	(13)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(40)	(10)	(30)
Share of earnings (losses) of affiliate	318	—	318
Gain (loss) on dilution of investment in affiliate	(18)	—	(18)
Realized and unrealized gains (losses) on financial instruments, net	(37)	—	(37)
Other, net	(2)	1	(3)
Earnings (loss) before income taxes	264	47	217
Income tax benefit (expense)	4	(13)	17
Net earnings (loss)	268	34	234
Less net earnings (loss) attributable to the non-controlling interests	—	—	—
Net earnings (loss) attributable to Liberty Broadband shareholders	$268	34	234
Basic net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$1.87	NA	1.64
Diluted net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$1.87	NA	1.64

Basic Weighted Average Shares Outstanding	143		143
Diluted Weighted Average Shares Outstanding	143		143

Liberty Broadband Corporation

Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2024

(unaudited)

	Liberty Broadband historical (1)	Less: GCI business (2)	Liberty Broadband Pro Forma

	amounts in millions, except per share amounts
Revenue	$1,016	1,016	—
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	257	257	—
Selling, general and administrative, including stock-based compensation	460	410	50
Depreciation and amortization	207	207	—
	924	874	50
Operating income (loss)	92	142	(50)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(194)	(49)	(145)
Share of earnings (losses) of affiliate	1,323	—	1,323
Gain (loss) on dilution of investment in affiliate	(32)	—	(32)
Realized and unrealized gains (losses) on financial instruments, net	(125)	—	(125)
Other, net	18	6	12
Earnings (loss) before income taxes	1,082	99	983
Income tax benefit (expense)	(213)	(26)	(187)
Net earnings (loss)	869	73	796
Less net earnings (loss) attributable to the non-controlling interests	—	—	—
Net earnings (loss) attributable to Liberty Broadband shareholders	$869	73	796
Basic net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$6.08	NA	5.57
Diluted net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$6.08	NA	5.57

Basic Weighted Average Shares Outstanding	143		143
Diluted Weighted Average Shares Outstanding	143		143

(1)	Represents the historical financial position and results of operations of Liberty Broadband. Such amounts were derived from the historical condensed consolidated financial statements of Liberty Broadband as filed with the SEC on Form 10-Q on May 7, 2025, and the historical consolidated financial statements of Liberty Broadband as filed with the SEC on Form 10-K on February 27, 2025.

(2)	Represents the historical financial position and results of operations of the GCI business from the perspective of Liberty Broadband.